Exhibit 12.1


                       SECURITY CAPITAL GROUP INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)


                                          Three Months Ended
                                              March 31,                            Year Ended December 31,
                                        ---------------------   ---------------------------------------------------------------
                                          2000        1999         1999         1998           1997        1996        1995(a)
                                        --------    ---------   ----------   ----------     ---------   ----------   ----------
Net Earnings (loss) from Operations     $ 26,031    $   7,352   $  (59,666)  $   67,480     $  38,241    $  (9,693)  $  (21,274)
Add:

    Interest Expense                      31,787       31,018      133,454       82,203       104,434      117,224      103,804
                                        --------    ---------   ----------   ----------     ---------    ---------    ---------


Earnings as Adjusted                    $ 57,818    $  38,370   $   73,788   $  149,683     $ 142,675    $ 107,531    $  82,530
                                        ========    =========   ==========   ==========     =========    =========    =========


Fixed Charges:

    Interest Expense                    $ 31,787    $  31,018   $  133,454   $   82,203     $ 104,434    $ 117,224    $ 103,804
    Capitalized Interest                     553        4,440        8,209       26,703        69,883       11,448        4,404
                                        --------    ---------   ----------   ----------     ---------    ---------    ---------

    Total Fixed Charges                 $ 32,340    $  35,458   $  141,663   $  108,906     $ 174,317    $ 128,672    $ 108,208
                                        ========    =========   ==========   ==========     =========    =========    =========

Ratio of Earnings to Fixed Charges           1.8          1.1          0.5          1.4           0.8          0.8          0.8
                                        ========    =========   ==========   ==========     =========    =========    =========

(a) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Financial Services Division from a related party.


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